Exhibit 99.1

LTX Corporation Appoints David G. Tacelli Chief Executive Officer

    WESTWOOD, Mass.--(BUSINESS WIRE)--Sept. 29, 2005--LTX Corporation (Nasdaq: LTXX), a leading provider of semiconductor test solutions, today announced its board of directors has named David G. Tacelli chief executive officer and elected Mr. Tacelli to the board of directors. Mr. Tacelli succeeds Roger W. Blethen, who continues as chairman of the board. These changes will become effective on November 1, 2005, the start of the Company's next fiscal quarter.
    Mr. Tacelli has been with LTX for 17 years and has been president and chief operating officer since 2002. Prior to his promotion to president and chief operating officer, Mr. Tacelli served as executive vice president since December 1999. He also was chief financial officer and treasurer from 1998 to 2000 and vice president of operations from 1996 to 1998. He has held other leadership positions at LTX in sales management, manufacturing and customer service. Mr. Tacelli joined LTX in 1988 after seven years at Texas Instruments in various management positions.
    Roger W. Blethen, a founder of the Company who has been at LTX for 30 years, has served as CEO since 1996 and chairman since 2001. "Having worked together with Dave for 17 years, I am passing on the responsibility as CEO at a time when the board and I are confident of Dave's ability to lead the Company," said Roger Blethen. "With our recent and planned new product introductions, our focus on winning new customers, and our continued efforts towards a flexible business model, LTX is well positioned in the market. LTX has a proven and well-respected executive in Dave Tacelli, whose operational talents and management skills have been evident in his leadership as president and COO."
    David Tacelli said, "On behalf of the entire Company and the board of directors, I'd like to thank Roger for his vision and leadership. I am pleased to be named CEO at such an exciting time for LTX. We have a strong management team and I look forward to working with them to execute the Company's core strategies and achieve our objectives."

    ABOUT LTX

    LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. Fusion, LTX's patented, scalable, single-platform test system, uses innovative technology to provide high performance, cost-effective testing of system-on-a-chip, mixed signal, RF, digital and analog integrated circuits. Fusion addresses semiconductor manufacturers' economic and performance requirements today, while enabling their technology roadmap of tomorrow. LTX's web site is www.ltx.com.
    LTX and Fusion are registered trademarks and enVision is a trademark of LTX Corporation.

    All other trademarks are the property of their respective owners.

    Source LTX Corporation

    www.ltx.com

    CONTACT: LTX Corporation
             Mark Gallenberger, 781-467-5417
             Email mark_gallenberger@ltx.com